Exhibit 99.1

FOR MORE INFORMATION, CONTACT:

Investors: Adam Rodriguez Office: 210-255-6197 Wireless: 210-861-7969 adam.rodriguez@kci1.com	Media: Kevin Belgrade Office: 210-255-6232 Wireless: 210-216-1236 kevin.belgrade@kci1.com

KINETIC CONCEPTS REPORTS FINANCIAL RESULTS
FOR THIRD QUARTER AND FIRST NINE MONTHS OF 2009

Third Quarter Highlights

-  Worldwide V.A.C. Therapy revenue of $360.6 million, up 2% on a constant currency basis

-  North American V.A.C. Therapy revenue of $270.8 million, up 1% from the prior-year period on a constant currency basis

-  Regenerative Medicine revenue of $71.8 million, up 17% from the prior-year period

-  Therapeutic Support Systems revenue of $72.1 million, down 10% on a constant currency basis

-  Diluted earnings per share of $0.91 on a reported basis, $1.08 on a non-GAAP basis adjusted for non-cash acquisition- related items

San Antonio, Texas, October 21, 2009 – Kinetic Concepts, Inc. (NYSE: KCI) today reported third quarter 2009 total revenue of $504.4 million, compared to $503.3 million reported for the third quarter of 2008.  Total revenue for the first nine months of 2009 was $1.466 billion, up 6% from the prior-year period.  Foreign currency exchange movements negatively impacted total revenue for the third quarter and first nine months of 2009 by approximately 1% and 3%, respectively, compared to the corresponding periods of the prior year.

Net earnings for the third quarter of 2009 were $64.6 million, or $0.91 per diluted share, compared to $53.9 million, or $0.75 per diluted share, for the third quarter of 2008, representing increases of 20% and 21%, respectively, from the prior-year periods.

“In the third quarter, we delivered revenue and earnings growth despite the impact of ongoing competitive and economic pressures,” said Catherine M. Burzik, President and Chief Executive Officer of KCI.  “We also made progress in the quarter on several key strategic initiatives. We received regulatory approval for V.A.C.® Therapy in Japan, launched our open abdominal therapy system, ABTheraTM, and expanded our manufacturing capabilities in Ireland as we prepare for the launch of exciting new products in 2010.”

Revenue Recap – Third Quarter and First Nine Months of 2009 Show Stability

Worldwide revenue from V.A.C. Therapy products was $360.6 million for the third quarter of 2009 and $1.039 billion for the first nine months of 2009, compared to $360.3 million and $1.046 billion, respectively, for the corresponding periods of 2008.  Higher unit rental and sales volumes in the period were offset by unfavorable foreign currency exchange rate movements and lower realized pricing.  Foreign currency exchange movements unfavorably impacted worldwide V.A.C. Therapy revenue by approximately 1% and 3%, respectively, compared to the third quarter and first nine months of the prior year.  On a constant currency basis, the growth in V.A.C. Therapy revenue stemmed from increased market penetration of V.A.C. Therapy, resulting in higher rental and sales unit volumes.  North American V.A.C. Therapy revenue of $270.8 million for the third quarter and $791.8 million for the first nine months of 2009 represented increases of approximately 1% compared to the same periods of the prior year due to continued market penetration.  Average U.S. rental unit volume during the third quarter and first nine months of 2009 increased approximately 4% and 5%, respectively, over the corresponding periods of 2008, partly offset by a lower average realized price due to unfavorable payer mix, reduced treatment periods and lower Medicare pricing.  EMEA/APAC V.A.C. Therapy revenue decreased 1% to $89.7 million for the third quarter and decreased 7% to $247.5 million for the first nine months of 2009 from $90.3 million and $264.6 million, respectively, for the third quarter and first nine months of the prior year.  Foreign currency exchange movements unfavorably impacted EMEA/APAC V.A.C. Therapy revenue for the third quarter and first nine months of 2009 by 5% and 12%, respectively, compared to the prior-year periods.

Total revenue from our Regenerative Medicine, or LifeCell, division was $71.8 million and $209.0 million for the third quarter and first nine months of 2009, respectively.  Third quarter Regenerative Medicine revenue increased 17% as compared to the same period one year ago.  Sales of Strattice, our porcine-based regenerative tissue matrix, generated $23.9 million of total sales in the quarter, or 33% of total Regenerative Medicine revenue for the period.

Worldwide Therapeutic Support Systems (“TSS”) revenue was $72.1 million for the third quarter and $217.5 million for the first nine months of 2009, compared to $81.8 million and $250.1 million, respectively for the same periods one year ago, due primarily to lower rental and sales volumes in the United States resulting from the economic downturn and capital constraints on acute care facilities combined with unfavorable foreign currency exchange movements.  North American revenue from TSS was $46.5 million for the third quarter of 2009, a 16% decrease from the prior-year period, due primarily to lower hospital census and customer capital constraints.  North American TSS revenue for the first nine months of 2009 was $141.8 million, down 15% from the prior year revenue of $167.7 million.  EMEA/APAC TSS revenue of $25.5 million and $75.6 million for the third quarter and first nine months of 2009, decreased 4% and 8%, respectively, compared to the corresponding periods of 2008.  On a constant currency basis, EMEA/APAC TSS revenue increased 1% for the third quarter and 2% for the first nine months of 2009, compared to the same periods in the prior year.

Total North American revenue was $388.6 million for the third quarter and $1.142 billion for the first nine months of 2009, an increase of 1% and 10%, respectively, from the prior-year periods due primarily to the acquisition of LifeCell in May 2008.  Total EMEA/APAC revenue was $115.8 million for the third quarter of 2009 and $324.0 million for the first nine months of 2009, representing decreases of 1% and 7%, respectively, compared to the prior-year periods due primarily to unfavorable foreign currency exchange rate movements.  Foreign currency exchange rate movements unfavorably impacted EMEA/APAC revenue by 5% in the third quarter and by 11% in the first nine months of 2009 compared to the prior-year periods.

Profit Margins Improve on Mix and Productivity Initiatives

Gross profit for the third quarter and first nine months of 2009 was $274.9 million and $782.8 million, respectively, representing increases of 8% and 13% from the corresponding periods of the prior year.  Gross profit margin was approximately 55% for the third quarter of 2009, an increase of approximately 400 basis points from the same period one year ago.  The gross profit margin increase was due primarily to increased field service operations productivity and higher gross margins associated with the Regenerative Medicine business unit.

Third quarter selling, general and administrative (“SG&A”) expenses increased approximately $16.4 million, or 15%, over the third quarter of 2008.  SG&A increases included higher legal expenses associated with pending litigation matters, higher share-based compensation expense, increased costs associated with the Company’s upcoming market entry in Japan, higher marketing expenses related to new product launches and global business transformation initiatives.

Research and development expenses for the third quarter of 2009 increased 13% from the prior-year period to $24.7 million, due in part to increased activity related to the development of our next generation of advanced wound care products.  Total research and development expenses represented approximately 5% of revenue for the current period.  In July, the Company launched its next innovation for the care of the open abdomen, ABThera, which has received strong clinical reviews in its initial applications.

Other Income/Expense Reflects Continued Deleveraging Progress

Third quarter 2009 interest expense decreased to $25.7 million, from $29.9 million in the same period of the prior year, due to scheduled and voluntary debt payments made over the last twelve months.  Long-term debt outstanding as of September 30, 2009 consisted of a senior secured term loan of $800.0 million due 2013 and $690.0 million of 3.25% senior convertible notes due 2015.

During the first quarter of 2009, the Company adopted required accounting standards related to the accounting for certain convertible debt instruments.  The standards specify that issuers of such instruments should account separately for the liability and equity components in a manner that reflects the entity’s estimated non-convertible borrowing rate at the date of issuance.  As a result of the Company’s adoption of these standards, we recorded $3.1 million, or $0.05 per diluted share, of additional after-tax non-cash interest expense during the third quarter of 2009.  The required retroactive application of these standards also resulted in additional after-tax, non-cash interest expense for the third quarter of the prior year of $2.8 million, or $0.03 per diluted share.

Income Tax Rate

The effective income tax rate for the third quarter and first nine months of 2009 was 29.7% and 31.1%, respectively, compared to 33.0% and 43.8% for the prior-year periods.  The high effective income tax rate for the first nine months of 2008 resulted from the impact of non-deductible costs associated with our LifeCell acquisition.  The decrease in the effective income tax rate for the third quarter and first nine months of 2009 was due primarily to the favorable resolution of certain tax contingencies during the quarter.

Reconciliation to Adjusted Diluted Earnings per Share

Diluted earnings per share, on a non-GAAP basis, adjusted for certain non-cash acquisition-related expenses and restructuring charges, were as follows:

	Three months ended	Nine months ended
	September 30, 2009	September 30, 2009

Diluted EPS – GAAP basis	$0.91	$2.31
Acquisition-related adjustments:
Amortization of acquired intangibles	0.09	0.27
Debt issuance cost amortization	0.03	0.10
Interest expense – adoption of required
accounting standards for convertible debt	0.05	0.12
Restructuring charges	--	0.09

Adjusted diluted EPS – non-GAAP basis	$1.08	$2.89

Financial Position Again Demonstrates Liquidity and Strength

Total cash at quarter-end was $270.1 million, an increase of $22.3 million from year-end 2008.  During the third quarter of 2009, the Company made scheduled and voluntary senior credit facility repayments totaling $50.0 million from cash-on-hand.  Operating cash flow less net capital expenditures for the first nine months of 2009 was $208.4 million, an increase of $32.5 million, or 18%, from the same period one year ago, due to higher earnings and lower capital expenditures.  Total long-term debt outstanding at September 30, 2009 was $1.351 billion on a GAAP-basis, including the discount associated with our adoption of required accounting standards, and $1.490 billion on an economic, or debt-instrument, basis.  The long-term debt balances in our condensed consolidated balance sheets reflect the discount associated with applying the estimated non-convertible borrowing rate upon the issuance of the convertible notes.  The total discount will accrete over the term of the notes.  As of September 30, 2009 and December 31, 2008, these convertible notes had balances of $551.1 million and $536.4 million, respectively, within our condensed consolidated balance sheets.

Outlook

The Company reaffirms the following guidance, based on current information and expectations as of October 21, 2009 (in millions, except per share data):

			% Change
	FY 2008	FY 2009	from 2008
Total revenue	$1,878	$1,950 – $2,000	4% – 6%
Diluted EPS – GAAP basis	$2.32	$3.19 – $3.34	38% – 44%
Acquisition-related adjustments:
In process research and development	0.86	–
Amortization of acquired intangibles	0.21	0.35
Debt issuance cost amortization	0.08	0.15
Expense from LifeCell inventory step-up	0.13	–
Interest expense – adoption of required
accounting standards for convertible debt	0.10	0.17
Restructuring charges	0.08	0.09

Adjusted Diluted EPS – non-GAAP basis	$3.78	$3.95 – $4.10	4% – 8%

Diluted weighted average shares outstanding	71.8	70.5 – 71.5	(2%) – 0%

The revenue guidance reflects our expectation of continued capital constraints in the hospital setting, resulting in a double-digit decline in TSS revenue, combined with slower international V.A.C. Therapy revenue growth due to additional competitive and economic factors.

Non-GAAP Financial Information

Within this document, we have included our results for the third quarter and nine months ended September 30, 2009 along with our outlook on a non-GAAP basis to exclude the impact of the specified non-cash expenses set forth above associated with our acquisition of LifeCell in the second quarter of 2008 and the impact of restructuring charges incurred during the first quarter of 2009 and the fourth quarter of 2008.  In addition, we have presented supplemental revenue data on a non-GAAP basis to exclude the impact of foreign currency fluctuations between 2008 and 2009.  These non-GAAP financial measures do not replace the presentation of our GAAP results and outlook.  We have provided this supplemental non-GAAP information because it may provide meaningful information regarding our results and outlook on a basis that better facilitates an understanding of our expected results of operations which may not be otherwise apparent under GAAP.  Management uses this non-GAAP financial information, along with GAAP information, for reviewing the operating results of its business segments and for analyzing potential future business trends.  In addition, we believe some investors may use this information in a similar fashion.  A reconciliation of our GAAP selected financial information for the periods presented to the non-GAAP selected financial information provided is included herein.

Earnings Release Conference Call

As previously announced, we have scheduled an earnings release conference call for 8:30 a.m. Eastern Daylight Time today, Wednesday, October 21, 2009.  The dial-in numbers for this conference call are as follows:

Domestic Dial-in Number:	866-336-4900
International Dial-in Number:	+702-696-5179
Conference ID Number:	34042303

This call is being webcast and can be accessed at the Kinetic Concepts, Inc. Web site at http://www.kci1.com/investor/index.asp, by clicking on Webcast – Q3 2009 Kinetic Concepts, Inc. Earnings Conference Call.  An archive of the web cast will be available until October 20, 2010 at http://www.kci1.com/investor/index.asp.

KCI's business outlook as of today is expected to be available on KCI's Investor Relations web site.  KCI does not currently expect to update this business outlook until the release of KCI's next quarterly earnings announcement, notwithstanding subsequent developments.  Although KCI undertakes no duty to update its business outlook, KCI may update the full business outlook or any portion thereof at any time.

About KCI

Kinetic Concepts, Inc. (NYSE:KCI), is a leading global medical technology company devoted to the discovery, development, manufacture and marketing of innovative, high-technology therapies and products for the wound care, tissue regeneration and therapeutic support system markets.  Headquartered in San Antonio, Texas, KCI's success spans more than three decades and can be traced to a history deeply rooted in innovation and a passion for significantly improving the healing and the lives of patients around the world.

The Company employs approximately 6,600 people and markets its products in more than 20 countries.  For more information about KCI and how its products are changing the practice of medicine, visit www.KCI1.com.

Forward-Looking Statements

This press release contains forward-looking statements including, among other things, management's outlook, estimates of future performance, revenue, earnings per share, growth objectives and weighted average shares outstanding.  The forward-looking statements contained herein are based on our current expectations and are subject to a number of risks and uncertainties that could cause us to fail to achieve our current financial projections and other expectations, such as changes in the demand for V.A.C. Therapy resulting from increased competition, the seasonal slowing of V.A.C. Therapy unit growth in the fourth and first quarter of each year, changes in payer reimbursement policies and our ability to protect our intellectual property rights. All information set forth in this release and its attachments is as of October 21, 2009.  We undertake no duty to update this information.  More information about potential factors that could cause our results to differ or adversely affect our business and financial results is included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and in our quarterly reports on Form 10-Q for the quarterly periods ended March 31, 2009 and June 30, 2009, including, among other sections, under the captions, "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."  These reports are on file with the SEC and available at the SEC's website at www.sec.gov.  Additional information may also be set forth in those sections in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2009, which will be filed with the SEC in early November 2009.

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Earnings
(in thousands, except per share data)
(unaudited)

	Three months ended September 30,			Nine months ended September 30,
			%			%
	2009	2008	Change	2009	2008	Change
Revenue:
Rental	$298,577	$305,205	(2.2)%	$872,955	$906,393	(3.7)%
Sales	205,820	198,094	3.9	592,872	479,046	23.8

Total revenue	504,397	503,299	0.2	1,465,827	1,385,439	5.8

Rental expenses	169,555	182,392	(7.0)	505,264	538,669	(6.2)
Cost of sales	59,940	66,542	(9.9)	177,745	152,220	16.8

Gross profit	274,902	254,365	8.1	782,818	694,550	12.7

Selling, general and administrative expenses	125,838	109,420	15.0	365,045	309,814	17.8
Research and development expenses	24,669	21,884	12.7	68,071	53,279	27.8
Acquired intangible asset amortization	10,160	10,189	(0.3)	30,476	14,843	105.3
In-process research and development	-	-	-	-	61,571	-

Operating earnings	114,235	112,872	1.2	319,226	255,043	25.17

Interest income and other	158	835	(81.1)	646	4,997	(87.1)
Interest expense	(25,728)	(29,943)	(14.1)	(80,449)	(49,062)	64.0
Foreign currency gain (loss)	3,183	(3,253)	-	(3,896)	(2,740)	42.2

Earnings before income taxes	91,848	80,511	14.1	235,527	208,238	13.1

Income taxes	27,279	26,600	2.6	73,156	91,185	(19.8)

Net earnings	$64,569	$53,911	19.8%	$162,371	$117,053	38.7%

Net earnings per share:
Basic	$0.92	$0.75	22.7%	$2.32	$1.63	42.3%

Diluted	$0.91	$0.75	21.3%	$2.31	$1.62	42.6%

Weighted average shares outstanding:
Basic	70,150	71,831		70,035	71,756

Diluted	70,666	72,130		70,425	72,110

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	September 30,	December 31,
	2009	2008
Assets:
Current assets:
Cash and cash equivalents	$270,054	$247,767
Accounts receivable, net	410,738	406,007
Inventories, net	111,615	109,097
Deferred income taxes	23,921	19,972
Prepaid expenses and other	36,684	34,793

Total current assets	853,012	817,636

Net property, plant and equipment	290,272	303,799
Debt issuance costs, less accumulated amortization of
$19,391 at 2009 and $7,896 at 2008	38,800	50,295
Deferred income taxes	10,924	8,635
Goodwill	1,328,881	1,337,810
Identifiable intangible assets, net	458,586	472,547
Other non-current assets	13,140	12,730

	$2,993,615	$3,003,452

Liabilities and Shareholders' Equity:
Current liabilities:
Accounts payable	$72,349	$53,765
Accrued expenses and other	214,687	258,666
Current installments of long-term debt	114,286	100,000
Income taxes payable	616	-

Total current liabilities	401,938	412,431

Long-term debt, net of current installments and discount	1,236,802	1,415,443
Non-current tax liabilities	30,268	26,205
Deferred income taxes	224,319	239,621
Other non-current liabilities	5,390	6,382

	1,898,717	2,100,082

Shareholders' equity:
Common stock; authorized 225,000 at 2009 and 2008,
issued and outstanding 71,088 at 2009 and 70,524 at 2008	71	71
Preferred stock; authorized 50,000 at 2009 and 2008; issued and
outstanding 0 at 2009 and 2008	-	-
Additional paid-in capital	793,093	765,645
Retained earnings	291,019	128,648
Accumulated other comprehensive income, net	10,715	9,006

Shareholders' equity	1,094,898	903,370

	$2,993,615	$3,003,452

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Nine months ended September 30,
	2009	2008
Cash flows from operating activities:
Net earnings	$162,371	$117,053
Adjustments to reconcile net earnings to net cash provided
by operating activities:
Depreciation, amortization and other	114,672	86,649
Provision for bad debt	7,602	5,986
Amortization of deferred gain on sale of headquarters facility	(803)	(803)
Amortization of convertible debt discount	14,645	8,081
Write-off of deferred debt issuance costs	2,348	860
Share-based compensation expense	22,977	19,678
Excess tax benefit from share-based payment arrangements	(515)	(258)
Write-off of in-process research and development	-	61,571
Change in assets and liabilities, net of business acquired:
Increase in accounts receivable, net	(14,419)	(19,879)
Increase in inventories, net	(2,725)	(8,297)
Increase in prepaid expenses and other	(1,505)	(9,712)
Increase (decrease) in deferred income taxes, net	(5,212)	68,105
Increase (decrease) in accounts payable	18,484	(8,230)
Decrease in accrued expenses and other	(46,415)	(49,603)
Increase in tax liabilities, net	978	554

Net cash provided by operating activities	272,483	271,755

Cash flows from investing activities:
Additions to property, plant and equipment	(66,019)	(83,748)
Decrease (increase) in inventory to be converted into equipment
for short-term rental	1,969	(12,100)
Dispositions of property, plant and equipment	4,298	4,638
Business acquired in purchase transaction, net of cash acquired	(173)	(1,745,522)
Increase in identifiable intangible assets and other non-current assets	(18,206)	(3,753)

Net cash used by investing activities	(78,131)	(1,840,485)

Cash flows from financing activities:
Proceeds from revolving credit facility	20,000	75,000
Repayments of long-term debt, revolving credit facility and
capital lease obligations	(198,990)	(25,193)
Excess tax benefit from share-based payment arrangements	515	258
Proceeds from exercise of stock options	784	2,431
Purchase of immature shares for minimum tax withholdings	(242)	(886)
Proceeds from the purchase of stock in ESPP and other	3,336	2,346
Acquisition financing:
Proceeds from senior credit facility	-	1,000,000
Proceeds from convertible senior notes	-	690,000
Repayment of long-term debt	-	(68,000)
Proceeds from convertible debt warrants	-	102,458
Purchase of convertible debt hedge	-	(151,110)
Payment of debt issuance costs	-	(60,704)

Net cash provided (used) by financing activities	(174,597)	1,566,600

Effect of exchange rate changes on cash and cash equivalents	2,532	(18,627)

Net increase (decrease) in cash and cash equivalents	22,287	(20,757)
Cash and cash equivalents, beginning of period	247,767	265,993

Cash and cash equivalents, end of period	$270,054	$245,236

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Reconciliation from GAAP to Non-GAAP
Supplemental Revenue Data
(in thousands)
(unaudited)

	Three months ended September 30,
	2009				GAAP		Constant
			Constant	2008	%		Currency %
	GAAP	FX Impact	Currency	GAAP	Change		Change (1)

Total Revenue:
V.A.C.
North America	$270,848	$649	$271,497	$269,965	0.3%		0.6%
EMEA/APAC	89,732	4,625	94,357	90,324	(0.7)		4.5

Total V.A.C.	360,580	5,274	365,854	360,289	0.1		1.5

Regenerative Medicine
North America	71,248	(50)	71,198	61,233	16.4		16.3
EMEA/APAC	519	(54)	465	-	-		-

Total Regenerative Medicine	71,767	(104)	71,663	61,233	17.2		17.0

Therapeutic Support Systems
North America	46,542	431	46,973	55,082	(15.5)		(14.7)
EMEA/APAC	25,508	1,346	26,854	26,695	(4.4)		0.6

Total Therapeutic Support Systems	72,050	1,777	73,827	81,777	(11.9)		(9.7)

Total North America revenue	388,638	1,030	389,668	386,280	0.6		0.9
Total EMEA/APAC revenue	115,759	5,917	121,676	117,019	(1.1)		4.0

Total Revenue	$504,397	$6,947	$511,344	$503,299	0.2%		1.6%

V.A.C.:
North America revenue
Rental	$193,337	$316	$193,653	$192,799	0.3%		0.4%
Sales	77,511	333	77,844	77,166	0.4		0.9

Total North America revenue	270,848	649	271,497	269,965	0.3		0.6

EMEA/APAC revenue
Rental	43,214	2,542	45,756	44,588	(3.1)		2.6
Sales	46,518	2,083	48,601	45,736	1.7		6.3

Total EMEA/APAC revenue	89,732	4,625	94,357	90,324	(0.7)		4.5

Total rental revenue	236,551	2,858	239,409	237,387	(0.4)		0.9
Total sales revenue	124,029	2,416	126,445	122,902	0.9		2.9

Total – V.A.C. Revenue	$360,580	$5,274	$365,854	$360,289	0.1%		1.5%

Regenerative Medicine Revenue:
North America sales revenue	$71,248	$(50)	$71,198	$61,233	16.4%		16.3%
EMEA/APAC sales revenue	519	(54)	465	-	-		-

Total – Regenerative Medicine Revenue	$71,767	$(104)	$71,663	$61,233	17.2%		17.0%

Therapeutic Support Systems Revenue:
North America revenue
Rental	$41,325	$361	$41,686	$46,461	(11.1	) %	(10.3	) %
Sales	5,217	70	5,287	8,621	(39.5)		(38.7)

Total North America revenue	46,542	431	46,973	55,082	(15.5)		(14.7)

EMEA/APAC revenue
Rental	20,701	957	21,658	21,357	(3.1)		1.4
Sales	4,807	389	5,196	5,338	(9.9)		(2.7)

Total EMEA/APAC revenue	25,508	1,346	26,854	26,695	(4.4)		0.6

Total rental revenue	62,026	1,318	63,344	67,818	(8.5)		(6.6)
Total sales revenue	10,024	459	10,483	13,959	(28.2)		(24.9)

Total – Therapeutic Support Systems Revenue Revenue	$72,050	$1,777	$73,827	$81,777	(11.9	) %	(9.7	) %

(1) Represents percentage change between 2009 Non-GAAP, Constant Currency, revenue and 2008 GAAP revenue.

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Reconciliation from GAAP to Non-GAAP
Supplemental Revenue Data
(in thousands)
(unaudited)

	Nine months ended September 30,
	2009				GAAP		Constant
			Constant	2008	%		Currency %
	GAAP	FX Impact	Currency	GAAP	Change		Change (1)

Total Revenue:
V.A.C.
North America	$791.837	$4,261	$796,098	$781,884	1.3%		1.8%
EMEA/APAC	247,490	30,620	278,110	264,613	(6.5)		5.1

Total V.A.C.	1,039,327	34,881	1,074,208	1,046,497	(0.7)		2.6

Regenerative Medicine
North America	208,132	(50)	208,082	88,836	134.3		134.2
EMEA/APAC	913	(64)	849	-	-		-

Total Regenerative Medicine	209,045	(114)	208,931	88,836	135.3		135.2

Therapeutic Support Systems
North America	141,817	2,941	144,758	167,705	(15.4)		(13.7)
EMEA/APAC	75,638	8,643	84,281	82,401	(8.2)		2.3

Total Therapeutic Support Systems	217,455	11,584	229,039	250,106	(13.1)		(8.4)

Total North America revenue	1,141,786	7,152	1,148,938	1,038,425	10.0		10.6
Total EMEA/APAC revenue	324,041	39,199	363,240	347,014	(6.6)		4.7

Total Revenue	$1,465,827	$46,351	$1,512,178	$1,385,439	5.8%		9.1%

V.A.C.:
North America revenue
Rental	$566,274	$2,248	$568,522	$562,982	0.6%		1.0%
Sales	225,563	2,013	227,576	218,902	3.0		4.0

Total North America revenue	791,837	4,261	796,098	781,884	1.3		1.8

EMEA/APAC revenue
Rental	120,472	15,773	136,245	130,966	(8.0)		4.0
Sales	127,018	14,847	141,865	133,647	(5.0)		6.1

Total EMEA/APAC revenue	247,490	30,620	278,110	264,613	(6.5)		5.1

Total rental revenue	686,746	18,021	704,767	693,948	(1.0)		1.6
Total sales revenue	352,581	16,860	369,441	352,549	-		4.8

Total – V.A.C. Revenue	$1,039,327	$34,881	$1,074,208	$1,046,497	(0.7	) %	2.6%

Regenerative Medicine Revenue:
North America sales revenue	$208,132	$(50)	$208,082	$88,836	134.3%		134.2%
EMEA/APAC sales revenue	913	(64)	849	-	-		-

Total – Regenerative Medicine Revenue	$209,045	$(114)	$208,931	$88,836	135.3%		135.2%

Therapeutic Support Systems Revenue:
North America revenue
Rental	$125,828	$2,383	$128,211	$144,784	(13.1	) %	(11.4	) %
Sales	15,989	558	16,547	22,921	(30.2)		(27.8)

Total North America revenue	141,817	2,941	144,758	167,705	(15.4)		(13.7)

EMEA/APAC revenue
Rental	60,381	7,049	67,430	67,661	(10.8)		(0.3)
Sales	15,257	1,594	16,851	14,740	3.5		14.3

Total EMEA/APAC revenue	75,638	8,643	84,281	82,401	(8.2)		2.3

Total rental revenue	186,209	9,432	195,641	212,445	(12.3)		(7.9)
Total sales revenue	31,246	2,152	33,398	37,661	(17.0)		(11.3)

Total – Therapeutic Support Systems Revenue Revenue	$217,455	$11,584	$229,039	$250,106	(13.1	) %	(8.4	) %

(1) Represents percentage change between 2009 Non-GAAP, Constant Currency, revenue and 2008 GAAP revenue.

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Selected Financial Information - GAAP to Non-GAAP Reconciliation
(in thousands, except per share data)
(unaudited)

Three months ended September 30,
				Interest
				Expense -
			Debt	Adoption of
		Amortization	Issuance	Required	Restructuring
	2009	of Acquired	Cost	Accounting	and Other	Adjusted	Adjusted	%
	GAAP	Intangibles	Amortization	Standards	Charges	2009	2008	Change

Operating earnings	$114,235	$10,160	$-	$-	$-	$124,395	$130,060	(4.4)%
Net earnings	$64,569	$6,248	$2,293	$3,060	$-	$76,170	$69,229	10.0%
Diluted earnings per share	$0.91	$0.09	$0.03	$0.05	$-	$1.08	$0.96	12.5%

Nine months ended September 30,
				Interest
				Expense -
			Debt	Adoption of
		Amortization	Issuance	Required	Restructuring
	2009	of Acquired	Cost	Accounting	and Other	Adjusted	Adjusted	%
	GAAP	Intangibles	Amortization	Standards	Charges	2009	2008	Change

Operating earnings	$319,226	$30,476	$-	$-	$9,356	$359,058	$341,619	5.1%
Net earnings	$162,371	$18,742	$7,069	$9,007	$6,301	$203,490	$202,539	0.5%
Diluted earnings per share	$2.31	$0.27	$0.10	$0.12	$0.09	$2.89	$2.81	2.8%

Three months ended September 30,
				Interest
				Expense -
			Debt	Adoption of			In-Process
		Amortization	Issuance	Required	Restructuring		Research
	2008	of Acquired	Cost	Accounting	and Other	Inventory	and	Adjusted
	GAAP	Intangibles	Amortization	Standards	Charges	Write-up	Development	2008

Operating earnings	$112,872	$10,189	$-	$-	$-	$6,999	$-	$130,060
Net earnings	$53,911	$6,266	$1,914	$2,834	$-	$4,304	$-	$69,229
Diluted earnings per share	$0.75	$0.09	$0.03	$0.03	$-	$0.06	$-	$0.96

Nine months ended September 30,
				Interest
				Expense -
			Debt	Adoption of			In-Process
		Amortization	Issuance	Required	Restructuring		Research
	2008	of Acquired	Cost	Accounting	and Other	Inventory	and	Adjusted
	GAAP	Intangibles	Amortization	Standards	Charges	Write-up	Development	2008

Operating earnings	$255,043	$14,843	$-	$-	$-	$10,162	$61,571	$341,619
Net earnings	$117,053	$9,128	$3,567	$4,970	$-	$6,250	$61,571	$202,539
Diluted earnings per share	$1.62	$0.13	$0.05	$0.07	$-	$0.09	$0.85	$2.81